                                                                    Exhibit 11.1

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

Basic loss per share is calculated using the average number of common shares outstanding.

                                                        Three Months Ended                   Nine Months Ended
                                                           September 30                         September 30
                                                      2000              1999               2000               1999
                                               ---------------------------------------------------------------------------


Income before income taxes                               (791,800)         (185,241)        (1,764,500)          (624,357)

Income Taxes                                                    0                 0                  0                  0
                                               ---------------------------------------------------------------------------


Net Income < Loss >                                      (791,800)         (185,241)        (1,764,500)          (624,357)
                                               ===========================================================================

Basic earnings per share of common stock:                   (0.03)            (0.01)             (0.06)             (0.03)
                                               ---------------------------------------------------------------------------

Weighted average common shares outstanding             30,443,335        28,933,632         30,068,454         22,709,666
                                               ===========================================================================



Diluted earnings per share was included as they are anti-dilutive due to the company being in a loss position.